Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of INSU Acquisition Corp. II of our report dated November 25, 2020 relating to the consolidated financial statements of Metromile, Inc., as of December 31, 2019 and 2018, and for the years then ended (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and the adoption of new accounting standards), and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

January 12, 2021